Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Meta Financial Group, Inc.:

We consent to the use of our reports dated December 14, 2015 with respect to the consolidated statements of financial condition of Meta Financial Group, Inc. and subsidiaries as of September 30, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2015, and the effectiveness of internal control over financial reporting as of September 30, 2015, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Des Moines, Iowa
January 21, 2016